Exhibit 99.1

PRESS RELEASE

Guardant resolves pending litigation with Illumina and enters into new agreement to advance long-term commercial partnership and cancer research

PALO ALTO, CALIF., August 1, 2023 /BUSINESSWIRE/ – Guardant Health, Inc. (NASDAQ: GH), a leading precision oncology company, today announced an agreement with Illumina Inc. (NASDAQ: ILMN), a global leader in DNA sequencing and array-based technologies, that resolves their pending litigation and promotes a shared resolution to advance the companies’ long-term, commercial partnership.

The three-year agreement includes a joint request to dismiss with prejudice the pending litigation between the companies, including any allegations related to the subject intellectual property. The companies have also extended their long-standing commercial relationship by agreeing to collaborate on the sharing of specimen samples to advance cancer research, and by entering into a new long-term purchase and supply commitment.

“Both companies are deeply committed to our collaboration to help patients and conquer cancer,” said Chris Freeman, chief commercial officer of Guardant. “This agreement supports getting our transformative technologies to even more patients globally, while strengthening our long-standing and valued partnership with Illumina.”

About Guardant Health

Guardant Health is a leading precision oncology company focused on helping conquer cancer globally through use of its proprietary tests, vast data sets and advanced analytics. The Guardant Health oncology platform leverages capabilities to drive commercial adoption, improve patient clinical outcomes and lower healthcare costs across all stages of the cancer care continuum. Guardant Health has commercially launched Guardant360®, Guardant360 CDx, Guardant360 TissueNext™, Guardant360 Response™, and GuardantINFINITY™ tests for advanced-stage cancer patients, and Guardant Reveal™ for early-stage cancer patients. The Guardant Health screening portfolio, including the commercially launched Shield™ test, aims to address the needs of individuals eligible for cancer screening. For more information, visit guardanthealth.com and follow the company on LinkedIn and Twitter.

Investors:

Carrie Mendivil

investors@guardanthealth.com

Media:

Matt Burns

518-423-5907

press@guardanthealth.com